EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is made effective as of **[May 24, 2013]** ("Effective Date"), by and between Degaro Innovations Corp., a Nevada corporation with an office at Lot 107, Roaring River Streer Town PO, St. Ann, Jamaca (the "Company"), and Thomas Hynes, an individual resident of Colorado ("Employee").

WHEREAS, the Company desires to employ Employee as its Chief Executive Officer and Employee desires to accept such employment, subject to the terms and conditions of this Agreement;

WHEREAS, the parties have decided it is in their mutual best interests to memorialize in writing certain terms and conditions of the employment relationship between them; and

WHEREAS, Employee understands that nothing in this Agreement creates any guarantee of continuous employment with the Company, and that Employee's employment may be terminated by either the Company or Employee at any time, upon such notice and other conditions as may be required in this Agreement;

NOW, THEREFORE, in consideration of Employee's employment with the Company and the foregoing premises, the mutual covenants set forth below, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Employee agree as follows.

1. Term of Agreement. As set forth herein, the parties respective obligations under this Agreement shall commence as of the Effective Date, and, unless earlier terminated in accordance with Section 4 of this Agreement, shall terminate on the [**third**] anniversary of this date (the "Initial Term"). This Initial Term, however, shall automatically be renewed for additional one year periods (each a "Renewal Term") from the end of the Initial Term and on each one year anniversary thereof, unless a party provides written notice of cancellation at least 60 days before the scheduled end of the Initial or Renewal Term, as the case may be. (Any Renewal Term, together with the Initial Term, shall constitute the "Term" of this Agreement.) Employee or the Company may terminate this Agreement at a different or earlier time for the reasons, with the notice, and by fulfilling the conditions set forth in Section 4 below. Any provision in this Agreement, however, that by its terms survives expiration of this Agreement shall so survive, and the parties shall continue to be bound by the terms of each such provision for the time period set forth therein.

2. Position and Duties. During the Term, Employee agrees to serve as Chief Executive Officer, subject and reporting to the Board of Directors of the Company and subject to the policies, practices, and work rules generally applicable to employees of the Company. Employee agrees to perform such reasonable duties and responsibilities as are customary for Employee's position and such other duties and responsibilities that may be assigned by the Chief Executive Officer from time to time. During the Term, Employee agrees to serve the Company faithfully and to the best of Employee's ability and to devote Employee's full business time, attention and efforts to the business and affairs of the Company (exclusive of any period of vacation, sick, disability, or other leave to which Employee is entitled). Employee agrees not to

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accept or engage in any other employment or business during the Term without notifying the Board of Directors of the Company and further agrees not to accept or engage in any other employment or business activity that would materially interfere with Employee's duties to the Company or in any way be detrimental to the Company.

3. **Compensation and Benefits.**

(a) Base Salary. During the Term, Employee shall receive a Base Salary at an annualized rate of $120,000, paid in accordance with the Company's regular payroll schedule, procedures, policies, and practices and subject to all required deductions, withholdings, and reporting obligations. Employee's Base Salary may be reviewed by the Company from time to time for potential adjustment on the basis of the Employee's performance and the financial standing of the Company; however, the Company at all times retains the sole discretion to set Employee's Base Salary as it sees fit and may effect any change in Employee's Base Salary at any time simply by notifying Employee of the change in writing.

(b) Incentive Stock Grant. In addition to Base Salary, the Company will grant to Employee of 2,500,000 shares of the Company's common stock ("Incentive Shares"). Assuming that Employee remains employed with the Company or any subsidiary or affiliate as of the dates set forth below, these Incentive Shares will vest over a [three] year-period as follows:

Grant	Vesting Date
416,666	Upon signing of this Agreement
416,667	**[May 24 , 2014]**
416,666	**[November 24 2014]**
416,667	**[May 24, 2015]**
416,666	**[November 24, 2015]**
416,667	**[May 24, 2016]**

any unvested Incentive Shares will revert to the Company on termination of the Employee's employment.

The Incentive Shares have not been registered under the United States Securities Act of 1933, as amended (the "U.S. Securities Act"), or any states securities laws. The Incentive Shares are restricted securities as defined in Rule 144(a)(3) of the U.S. Securities Act and will bear a legend in the following form:

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"THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT"). THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) IF THE SECURITIES HAVE BEEN REGISTERED IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS UNDER THE U.S. SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS (C) IN COMPLIANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE U.S. SECURITIES ACT IN ACCORDANCE WITH RULE 144 THEREUNDER, IF APPLICABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE LAWS AND REGULATIONS GOVERNING THE OFFER AND SALE OF SECURITIES, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE CORPORATION AN OPINION OF COUNSEL OF RECOGNIZED STANDING, OR OTHER EVIDENCE OF EXEMPTION, REASONABLY SATISFACTORY TO THE CORPORATION."

(c) Employee Benefits. During the Term, Employee shall be entitled to participate in any retirement and health and welfare benefits offered generally by the Company to employees in positions similar to Employee, including, by way of example only, medical insurance, flexible spending accounts, group life or disability insurance, and 401(k), to the extent that the Employee's position, tenure, salary, health, and other qualifications make the Employee eligible to participate. The Employee's participation in such benefits shall be subject to the terms of the applicable plans, as the same may be amended from time to time. The Company does not guarantee the adoption or continuance of any particular employee benefit during the Employee's employment, and nothing in this Agreement is intended to, or shall in any way restrict the right of the Company, to amend, modify or terminate any of its benefits during the Term of this Agreement.

4. Termination of Employment.

(a) At the Election of the Company without Cause. The Company may terminate Employee's employment at any time without Cause, upon 30 days written notice to Employee. In the event of a termination without Cause, Employee shall be entitled to receive

(i) Base Salary earned through the date of termination.

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(ii) **[two]** months Base Salary continuation, subject to all required withholdings, deductions, and tax reporting requirements. At the Company's option, this Base Salary amount may be paid either in a lump sum within 30 days of the date of termination or according to the Company's regular payroll schedule, procedures, policies, and practices.

(b) At the Election of the Company with Cause. At any time during the Term, the Company may terminate Employee's employment immediately for "Cause." For purposes of this Section 4(b), Cause means a good faith determination by the Company of an act or omission by Employee amounting to:

(i) a material breach of any of Employee's obligations to the Company under the terms of this Agreement;

(ii) the repeated neglect, failure, or refusal of Employee to perform Employee's duties hereunder (other than as a result of physical or mental illness);

(iii) any act of personal dishonesty taken by Employee and intended to result in personal enrichment of Employee at the expense of the Company;

(iv) any intentional act that could reasonably be expected to injure the reputation, business, or business relationships of the Company or Employee's reputation or business relationships;

(v) perpetration of fraud against or affecting the Company or any customer, supplier, client, agent, or employee thereof; or

(vi) conviction (including conviction on a *nolo contendere*, no contest, or similar plea) of a felony or any crime involving fraud, dishonesty, or moral turpitude.

The Company shall give Employee notice of the grounds for Cause at the time Employee is notified of termination. In the event Employee's employment is terminated for Cause, Employee shall be paid Base Salary, employee benefits, and other employment perquisites through the date of termination only; otherwise, the Company shall have no further obligation to Employee.

(c) At the Election of Employee. Employee may elect to terminate this Agreement and Employee's employment hereunder, at any time, upon **[60]** days prior written notice to the Company. Employee agrees to continue to perform Employee's duties under this Agreement and to otherwise cooperate with the Company throughout this entire notice period, including with the identification and recruitment of a successor to Employee, as requested by the Company. The Company may, upon receiving such notice of termination, elect to make the termination effective at any earlier time during the notice period. In any case, Employee shall be paid Base Salary, employee benefits, and other employment perquisites through the date of termination only; otherwise, the Company shall have no further obligation to Employee.

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(d) Due to Employee's Death or Disability. This Agreement shall terminate immediately upon Employee's death or upon a finding by the Company, in its sole discretion and subject to applicable law, that Employee is unable to carry out Employee's essential job functions to any substantial degree, with or without reasonable accommodation, as a result of any physical or mental condition. In either such event, Employee or Employee's estate shall be paid Base Salary, employee benefits, and other employment perquisites through the date of termination only; otherwise, the Company shall have no further obligation to Employee or Employee's estate.

5. Disclosure and Assignment of Inventions.

(a) Employee agrees to promptly disclose to the Company inventions, ideas, processes, writings, designs, developments and improvements, whether or not protectable under the applicable patent, trademark or copyright statutes, which Employee makes, conceives, reduces to practice or learns during the period of employment by Company, either alone or jointly with others, relating to any business in which the Company, during the period of Employee's employment, is or may be concerned ("Inventions"). Such disclosures shall be made by Employee to the Company in a written report, setting forth in detail the structures, procedures and methodology employed and the results achieved.

(b) Consistent with and to the extent permitted by applicable law, Employee hereby assigns and agrees to assign to the Company all rights in and to the Inventions and proprietary rights therein, based thereon or related thereto, including, but not limited to, applications for United States and foreign patents and resulting patents and to cooperate with the Company in maintaining, obtaining, and protecting such proprietary rights.

(c) Employee acknowledges notice from the Company that this foregoing obligation to assign rights in and to any Inventions does not apply to an Invention for which no equipment, supplies, facility or trade secret information of Company was used and which was developed entirely on Employee's own time, and (i) which does not relate (A) directly to the business of the Company or (B) to the Company's actual or demonstrably anticipated research or development, or (ii) which does not result from any work performed by Employee for the Company.

(d) Employee further agrees that prior to separation from employment with the Company for any reason, Employee shall disclose to the Company, in a written report, all Inventions, the rights to which Employee has agreed to assign to the Company under (a) and (b) above, and which Employee has not previously disclosed.

6. Restrictive Covenants.

In consideration of benefits and mutual obligations described elsewhere in this Agreement, and in recognition of the fact that the Company will be making available to Employee in connection with Employee's employment with the Company certain proprietary and confidential information about the Company's business, products and services, and clients, which the Company has expended time, resources, and money to develop and which have

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significant value to the Company, Employee agrees for the benefit of the Company, and as a material condition to Employee's employment with the Company, as follows.

(a) Non-Disclosure of Confidential Information.

(i) Employee acknowledges that Employee will receive access to confidential and proprietary business information or trade secrets ("Confidential Information") about the Company, that this information was obtained by the Company at great expense and is zealously guarded by the Company from unauthorized disclosure, and that Employee's possession of this special knowledge is due solely to Employee's employment with the Company. In recognition of the foregoing, Employee will not at any time during employment or following termination of employment for any reason, disclose, use or otherwise make available to any third party any Confidential Information relating to the Company's business, products and services, and clients; trade secrets, data, specifications, developments, inventions, and research activity; marketing and sales strategies, information, and techniques; long and short term plans; current and prospective client, vendor, supplier, and employee lists, contacts, and information; financial, personnel, and information system information; and any other information concerning the business of the Company which is not disclosed to the general public or known in the industry, except for disclosure necessary in the course of Employee's duties.

(ii) Upon termination of employment with the Company, or at any other time at the request of the Company, Employee shall deliver to a designated Company representative all records, documents, hardware, software, and all other Company property and all copies thereof in Employee's possession. Employee acknowledges and agrees that all such materials are the sole property of the Company and that Employee will certify in writing to the Company at the time of delivery, whether upon termination or otherwise, that Employee has complied with this obligation.

(b) Non-Solicitation.

(i) Employee specifically acknowledges that the Confidential Information described in this Section 6 includes confidential data pertaining to current and prospective clients of the Company, that such data is a valuable and unique asset of the Company's business and that the success or failure of the Company's specialized business is dependent in large part upon the Company's ability to establish and maintain close and continuing personal contacts and working relationships with such clients and prospective clients and to develop proposals which are specifically designed to meet the requirements of such clients and prospective clients. Therefore, during Employee's employment with the Company and for the 24 months following termination of employment for any reason, Employee agrees that Employee will not, except on behalf of the Company or with the Company's express written consent, solicit, approach, or contact, either directly or indirectly, on Employee's own behalf or on behalf of

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any other person or entity, any such clients and prospective clients with whom Employee had contact during Employee's employment with the Company.

(ii) Employee specifically acknowledges that the Confidential Information described in this Section 6 also includes confidential data pertaining to current and prospective employees and agents of the Company, and Employee further agrees that during Employee's employment with the Company and for the 24 months following termination of employment for any reason, Employee will not, directly or indirectly, on Employee's own behalf or on behalf of any other person or entity, solicit the services of any person who is an employee or agent of the Company or solicit, contact, approach, or induce any of the Company's employees or agents to terminate their employment or agency with the Company.

(iii) Employee specifically acknowledges that the Confidential Information described in this Section 6 also includes confidential data pertaining to current and prospective vendors and suppliers of the Company, and Employee agrees that during Employee's employment with the Company and for the 24 months following termination of employment for any reason, Employee will not, directly or indirectly, on Employee's own behalf or on behalf of any other person or entity, solicit, contact, approach, or induce any Company vendor or supplier to provide products or services to competitors of the Company or to terminate or materially change such vendor's or supplier's relationship or agency with the Company.

(iv) Employee further agrees that, during Employee's employment with the Company and for the 24 months following termination of employment for any reason, Employee will do nothing to interfere with any of the Company's business relationships.

(c) Non-Competition.

(i) Employee represents to the Company that Employee is not a party to any agreement with a prior employer or otherwise which would prohibit Employee from employment with the Company. Employee further represents that Employee has provided to the Company copies of any and all agreements (*e.g.*, non-competition, non-solicitation, or non-disclosure agreements) that might limit Employee's ability, in any way, to perform the duties of Employee's position on behalf of the Company, and Employee agrees to act at all times on behalf of the Company in a manner consistent with any such agreements. Employee acknowledges and understands that the Company will have no obligation to provide legal representation to Employee in the event a prior employer or other third party brings or threatens to bring an action against Employee for violating any such agreements.

(ii) Employee covenants and agrees that during Employee's employment with the Company and for the 24 months following termination of employment for any reason, Employee will not, in any geographic market in

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which Employee worked on behalf of the Company, including but not limited to [**any geographical area of interest within 25 miles of any property that the Company has the right to explore, develop, drill, extract or conduct oil and gas activities as of the date of the termination of employment**], engage in or carry on, directly or indirectly, as an owner, employee, agent, associate, consultant or in any other capacity, a business competitive with that conducted by the Company.

(A) A "business competitive with that conducted by the Company" shall mean [**exploration, development, drilling, extraction and conducting oil and gas activities**] of the type conducted by the Company at any time during Employee's employment with the Company.

(B) To "engage in or carry on" shall mean to have ownership in such business (excluding ownership of up to 1% of the outstanding shares of a publicly-traded company) or to consult, work in, direct, or have responsibility for any area of such business, including but not limited to operations, sales, marketing, finance, recruiting, sourcing, purchasing, or customer service.

(iii) During Employee's employment with the Company and for the 24 months following termination of employment for any reason, Employee certifies and agrees that Employee will notify the Company of Employee's employment or other affiliation with any potentially competitive business or entity prior to the commencement of such employment or affiliation. Employee may make a written request to the Company for modification of this non-competition covenant; the Company will determine, in the Company's sole discretion, if the requested modification will be harmful to the Company's business interests; and the Company will notify Employee in writing of the terms of any permitted modification or of the rejection of the requested modification.

(d) Remedies; Injunctive Relief; Liquidated Damages. Any breach of this Section 6 likely will cause irreparable harm to the Company for which money damages could not reasonably or adequately compensate the Company. Accordingly, the Company shall be entitled to all forms of injunctive relief (whether temporary, emergency, preliminary, prospective, or permanent) to enforce this agreement, in addition to damages and other available remedies, and Employee hereby consents to the issuance of such an injunction without the necessity of the Company posting a bond or, if a court requires a bond to be posted, with a bond of no greater than $500 in principal amount. In addition to any of the foregoing, Employee agrees to reimburse the Company for all costs and expenses incurred by the Company in any action to enforce the provisions of this Section 6, including but not limited to deposition costs, court fees, expert fees, other witness fees, reasonable attorneys' fees, and any other costs and fees recoverable under the law.

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7. **Successors and Binding Agreement.**

(a) This Agreement may be transferred, in whole or in part, by the Company to its successors and assigns, and Employee will remain bound to fulfill Employee's obligations hereunder.

(b) The Agreement is personal to Employee, and Employee may not assign or transfer any part of Employee's rights or duties hereunder, or any compensation due to Employee hereunder, to any other person. Notwithstanding the foregoing, this Agreement shall inure to the benefit of, and be enforceable by, Employee's personal or legal representatives, executors, administrators, heirs, distributees, devicees, and legatees.

8. **Modification; Waiver.** No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by the Employee and a duly authorized representative of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

9. **Notice.** All notices, requests, demands, and all other communications required or permitted by either party to the other party by this Agreement (including, without limitation, any notice of termination of employment) shall be in writing and shall be deemed to have been duly given when delivered personally or received by certified or registered mail, return receipt requested, postage prepaid, at the address of the other party as first written above (directed to the attention of the Board of Directors in the case of the Company). Either party hereto may change its address for purposes of this Section 9 by giving 15 days' prior written notice to the other party hereto.

10. **Severability.** Should any part, term, provision, or aspect of this Agreement be declared to be or determined by any court to be illegal or invalid, such part, term, provision, or aspect shall be applied to the fullest extent possible under the law, or, if that is not possible, the illegal or invalid part, term, provisions, or aspect shall be deemed not to be a part of this Agreement, and the validity of the remaining parts, terms, provisions, or aspects shall not be affected.

11. **Governing Law.** This Agreement has been executed and delivered in the State of [**Colorado**] and shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of [**Colorado**], excluding its choice of law and conflict of law principles.

12. **Jurisdiction; Venue.** Any action to enforce the provisions of this Agreement may be brought solely in the state or federal courts located in [**Denver, Colorado**] and Employee and the Company hereby consent to the jurisdiction of such courts for any such action and further waive any objection to the convenience of the forum or venue.

13. **Effect of Agreement; Entire Agreement.** The Company and the Employee understand and agree that this Agreement, and any other agreements specifically incorporated by

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reference herein, is intended to reflect their agreement only with respect to the subject matter hereof and is not intended to create any obligation on the part of either party to continue employment. This Agreement supersedes any and all other oral or written agreements or policies made relating to the subject matter hereof and constitutes the entire agreement of the parties relating to the subject matter hereof, provided that this Agreement shall not supersede or limit in any way the Employee's rights under any benefit plan, program, or arrangements in accordance with their terms.

IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the date first written above.

Degaro Innovations Corp.

By: Sheryl Briscoe

Name: Sheryl Briscoe   Title: CEO

Thomas Hynes

Tom Hynes 5/24/13